EXHIBIT 10.53
ALION SCIENCE AND TECHNOLOGY CORPORATION
LONG-TERM INCENTIVE PLAN
ARTICLE I: ESTABLISHMENT, PURPOSE AND DURATION
     1.1. Establishment of the Plan. Alion Science and Technology Corporation (“Alion” or the “Company”) hereby establishes an incentive compensation plan to be known as the “Alion Science and Technology Corporation Long-Term Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the payment of annual or periodic cash awards based upon the achievement of predefined performance goals established by the Board or the Compensation Committee of the Board. The Plan shall become effective as of November 1, 2008 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
     1.2. Purposes of the Plan. The purposes of the Plan are:
     (a) to provide Participants with an incentive for excellence in individual performance and
     (b) to retain key employees.
     1.3. Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board of Directors to alter, amend, suspend, or terminate the Plan at any time pursuant to Article V hereof.
ARTICLE II: DEFINITIONS
     For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
     2.1. “Affiliate” means an entity which is a member of a “controlled group” of corporations with Alion under Code Section 414(b) or a trade or business under common control with Alion under Code Section 414(c); provided, however, that an ownership threshold of “at least 50 percent” will be used instead of “at least 80 percent” each place it appears.
     2.2. “Award” means a grant of the opportunity to receive a cash incentive payment earned by and paid to a Participant pursuant to the terms of the Plan and Award Agreement.
     2.3. “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to the determination and payment of Awards paid to such Participant under the Plan.
     2.4. “Award Opportunity(ies)” means the Award or Awards that a Participant earns upon the achievement of a certain preestablished performance goal or performance goals during a Performance Period as specified in the Participant’s Award Agreement and pursuant to the terms of the Plan.
     2.5. “Board” means the Board of Directors of the Company.
     2.6. “Cause” or “Just Cause” shall have the same meaning as defined in the relevant Participant’s Employment Agreement.
     2.7. “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a)	any Person or Group acquires stock of Alion that, together with stock held by such Person or Group, constitutes more than 50% of the total Fair Market Value or total voting power of the stock of Alion. However, if any Person or Group is considered to own more than 50% of the total Fair Market Value or total voting power of the stock of Alion, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of Alion. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which Alion acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of Alion (or issuance of stock of Alion) and stock in Alion remains outstanding after the transaction;

(b)	any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of Alion possessing 30% or more of the total voting power of the stock of Alion;

(c)	a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d)	any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from Alion that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Alion immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Alion, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
(i)	A shareholder of Alion (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity,50% or more of the total value or voting power of which is owned, directly or indirectly, by Alion;

(iii)	A Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Alion; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
     For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (other than an employee benefit trust established or maintained for the benefit of employees of the Company). The term “Group” shall have the meaning set forth in Rule13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Corporation as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control. The term “Fair Market Value” shall, on any given date, mean the value of one share of Common Stock, as determined by the Committee in its sole discretion, based upon the most recent valuation of the Common Stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied. “Common Stock” shall mean the voting common stock, $0.01 par value per share, of the Company.
     2.8. “Code” means the Internal Revenue Code of 1986, as amended, and related rules, regulations and interpretations.
     2.9. “Committee” means the Compensation Committee of the Board, or such person or persons as the Compensation Committee shall designate, unless the Board resolves to act itself as the Committee.
     2.10. “Company” means Alion Science and Technology Corporation, a Delaware corporation.
     2.11. “Effective Date” means November 1, 2008.
     2.12. “Employee” shall mean any person who is employed by an Employer as an employee, as reported on the Employer’s payroll, and whose wages are subject to withholding under the Federal Insurance Contributions Act, codified in Code Section 3121, or would be subject to such withholding if paid in the US.
     2.13. “Employer” shall mean the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan.
     2.14. “Employment Agreement” shall mean the employment contract specifying the terms of a Participant’s employment with his or her Employer.

     2.15. “Participant” shall mean an Employee who has been granted an Award Agreement under the Plan.
     2.16. “Performance Period” means the time period during which performance goals must be achieved for a Participant to earn an Award, as determined by the Board or the Committee and as specified in the Participant’s Award Agreement.
     2.17. “Plan” means the Alion Science and Technology Corporation Long-Term Incentive Plan, as amended from time to time.
     2.18. “Target Award Opportunity” means the target award opportunity specified in the participant’s Award Agreement, as determined by the Board or the Committee.
     2.19. “Termination of Employment” means the severing of employment with the Company and its Affiliates for any reason. Whether a Participant incurs a termination of employment with the Company or an Affiliate will be determined by the Committee in accordance with the requirements of Code Section 409A and Treasury Regulation Section 1.409A-1(h) governing separations from service.
ARTICLE III: PARTICIPATION
     Individual Participants in the Plan shall be selected by the Committee in its sole discretion from key Employees of the Company prior to or as soon as practicable after the beginning of each applicable Performance Period. Awards granted at the same time or at different times need not contain similar provisions.
ARTICLE IV: AWARD OPPORTUNITIES
     4.1. Setting Award Opportunities. The Committee shall determine the duration of each Performance Period and set each Participant’s Award Opportunities with respect to a Performance Period. In addition, the Board or the Committee shall establish the performance goal or performance goals that must be achieved during a Performance Period for a Participant to earn and be paid his Award. The Committee shall specify the foregoing in each Participant’s Award Agreement.
     4.2. Earning Awards. Subject to the terms of the Plan and the Award Agreement, an Award shall be earned by and paid to a Participant for a Performance Period based on the achievement of the performance goal or performance goals for such Performance Period as set forth in his Award Agreement.
     4.3. Award Agreement. The grant of an Award shall be authorized by the Committee and shall be evidenced by Award Agreement in a form approved by the Committee, between the Company and the Participant. Each Award Agreement shall set forth the Performance Period, the Participant’s Target Award Opportunity for the Performance Period, the performance measures and related performance goals for earning an Award, and the determination of the Participant’s Award, Each such Award Agreement shall be subject to the express terms and conditions of this Plan, and shall be subject to such other terms and conditions that, in the reasonable judgment of the Committee, are appropriate and not inconsistent with this Plan.

     4.4. Vesting of Awards. A Participant shall have no right to any payment with respect to an Award until it has vested in accordance with its terms. The terms for vesting of Awards shall be established by the Committee and set forth in the Award Agreement. The effect of a Participant’s Termination of Employment during a Performance Period or subsequent vesting period, if any, on his right to be paid an Award shall be specified in the Participant’s Award Agreement.
     4.5. Effect of a Change in Control. The effect of a Change in Control during a Performance Period or subsequent vesting period, if any, on a Participant’s right to earn and be paid an Award shall be specified in the Award Agreement.
     4.6. Form and Timing of Payment of Awards. Payment of an Award shall be made solely in cash at such time or times as are specified in a Participant’s Award Agreement consistent with Section 409A. Notwithstanding the foregoing, payment of a vested Award may be accelerated, with the consent of the Committee, solely to the extent permitted under Code Section 409A.
     4.7. 409A Compliance Provisions. No payment shall be made in violation of Section 409A or any other applicable provisions of the Code and the rules and regulations thereunder. If the Committee reasonably determines that the making of any payment required under the Plan at the date specified in the Plan would jeopardize the ability of the Company to continue as a going concern, the payment will be treated as made upon the date specified under the Plan if the payment is made during the first taxable year of the Company in which the making of the payment would not have such effect. In addition, payment may be delayed (without imputation of earnings, interest or other gains or losses after the payment date), solely to the extent necessary, upon such events and conditions as permitted under Code Section 409A and the rules and regulations thereunder, provided that payment is made as soon as possible after the reason for delay no longer applies.
     4.8. Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any Federal, State or local income tax, social security contribution or other payroll taxes required by law, whether domestic or foreign, to be withheld with respect to such payments. The Company shall also have the right to deduct FICA contributions required at vesting from normal salary and wages or other cash compensation to be paid to the Participant.
ARTICLE V: AMENDMENT AND TERMINATION
     5.1. Adjustment of Awards. The Committee may, in its discretion, modify outstanding Awards and Award Opportunities to reflect extraordinary transactions or occurrences during the Performance Period that affect the Company or any subsidiary or participating affiliate. Such extraordinary transactions or occurrences shall be of such a nature that it is clear that the Committee would have considered such event in establishing Awards or Award Opportunities had it been aware of the event at the beginning of the Performance Period, including by way of illustration and not of limitation, the divestiture of a significant subsidiary, the acquisition or discontinuance of a material business or product line, changes in accounting procedures/policies, or governmental changes that affect Award performance criteria.

     5.2. Amendment. The Board may amend the Plan or any Award Agreement at any time and from time to time, provided that no amendment shall deprive any person of any rights earned under the Plan before the effective date of such amendment without such person’s consent. Notwithstanding the foregoing, the Committee may unilaterally amend the Plan or any outstanding Award Agreement as necessary to cause the Plan or Award to comply with Code Section 409A.
     5.3. Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. Notwithstanding the foregoing, termination of the Plan shall not result in the acceleration of payment of any Award except as permitted by the Committee and consistent with the requirements of Code Section 409A.
ARTICLE VI: ADMINISTRATION
     6.1. General. The Plan shall be administered by the Committee. The Committee shall have the full and final authority, in its discretion, to interpret conclusively the provisions of the Plan; to adopt such rules for carrying out the Plan as it may deem advisable; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. Without limiting the foregoing, the Committee shall have full power and authority to (a) construe the Plan and any Award under the Plan; (b) select the Employees to whom Awards may be granted and the time or times at which Awards shall be granted; (c) determine the Target Award Opportunities with respect to each Award; (d) determine and modify from time to time the terms and conditions, including restrictions and the timing of payment, of any Award and to approve the form of Award Agreements; and (e) impose limitations on Awards, including limitations on transfer provisions.
     6.2. Procedure. The Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Board or committee serving as Committee hereunder shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Board or committee serving as Committee hereunder shall be valid acts of the Committee. Members of the Board or Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of an Award to him or her.
     6.3. Limited Liability. To the maximum extent permitted by law, no member of the Board or committee serving as Committee hereunder shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

     6.4. Effect of Committee’s Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.
ARTICLE VII: MISCELLANEOUS PROVISIONS
     7.1. No Guarantee of Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Employer. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Employer to terminate a Participant’s employment at any time, whether or not such termination would result in: (a) the failure of any Award to vest; (b) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (c) any other adverse effect on the Participant’s interests under the Plan.
     7.2. Indemnification of Board and Plan Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
     7.3. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.
     7.4. Non-Assignability. Any Award granted to a Participant may not be transferred or assigned other than by will or by the laws of descent and distribution. If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of his or her Award or any right thereunder, except as provided for in the Plan or the Award Agreement, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan or the Award Agreement, the Committee shall terminate the Participant’s Award by notice to him or her, and it shall thereupon become null and void.
     7.5. Company Charter and Bylaws. The Plan is subject to the charter and by-laws of the Company, as they may be amended from time to time.
     7.6. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company; however, in the event of commencement of a voluntary or involuntary case of bankruptcy against or by the Company, all vested and unvested Awards made hereunder shall be canceled and void.
     7.7. Governing Law. All questions arising with respect to this Plan and any Award Agreement executed hereunder shall be determined by reference to the laws of the State of Delaware in effect at the time of their adoption and execution, respectively, without implementing its laws regarding choice of law.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of November 1, 2008, and certifies that the foregoing Plan was duly adopted by the Board of the Company on that date.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi Chief Executive Officer

Attest:	/s/ James C. Fontana Secretary